UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2018

JAGUAR HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36714	46-2956775
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Mission Street, Suite 2375 San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 371-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.02  Termination of a Material Definitive Agreement.

On December 4, 2018, Napo Pharmaceuticals, Inc. (“Napo”), a wholly-owned subsidiary of Jaguar Health, Inc. (the “Company”), entered into the Suspension, Settlement and Termination Agreement (the “Termination Agreement”) with SmartPharma, LLC (“SmartPharma”) and the Company, as guarantor, pursuant to which the parties mutually agreed to suspend and then terminate the Strategic Marketing Alliance Agreement, dated April 4, 2016, between Napo and SmartPharma (the “Alliance Agreement”).

Under the Alliance Agreement, SmartPharma performed certain marketing and commercialization activities (collectively, the “SP Services”) with respect to Mytesi, the Company’s first-in-class anti-secretory agent approved by the U.S. Food and Drug Administration for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy, in consideration for the receipt of a specified percentage of net sales ranging in the low double digits but in no instance exceeding 20% of net sales, depending on the amount of such sales.  In the event of termination, Napo would be required to pay SmartPharma a termination fee equal to a certain percentage of net sales generated within a specified period after the termination date.

As a result of the Company’s previously announced appointment of Robert J. Griffing as chief commercialization officer of Napo, the parties mutually agreed to enter into the Termination Agreement.  Pursuant to the terms of the Termination Agreement, upon SmartPharma’s receipt of the payment due to SmartPharma for October 2018 sales as set forth in Article IV of the Alliance Agreement (the “October Payment”), (i) the Alliance Agreement will be suspended by the parties retroactive as of October 31, 2018 (the “Effective Date”), (ii) the Alliance Agreement will remain in suspension from the Effective Date until the earlier of (A) January 8, 2019 or (B) the date SmartPharma receives a one-time lump sum payment in the amount of $250,000 (the “Buyout Fee”), (iii) after the Effective Date, SmartPharma will not be obligated to perform any of the SP Services and (iv) after Napo makes the October Payment and the Buyout Fee, all payment obligations under Article IV of the Alliance Agreement will be deemed satisfied and the Alliance Agreement will automatically terminate.

All payment obligations under the Termination Agreement are guaranteed by the Company.  To the extent that the Buyout Fee is not made on or before January 8, 2019, the Alliance Agreement will be reinstated and will remain in full force and effect, subject to certain amendments, including (i) the deletion of SmartPharma’s obligation to perform SP Services and Napo’s right to terminate the Alliance Agreement and (ii) the extension of Napo’s obligation to pay remuneration to SmartPharma in accordance with the terms of the Article IV of the Alliance Agreement until the end of the renewal term of the Alliance Agreement in October 2021.

The Termination Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K, and such document is incorporated herein by reference. The foregoing is only a brief description of the material terms of the Amendment, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to such exhibit.

Item 9.01  Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description
10.1	Suspension, Settlement and Termination Agreement, dated December 4, 2018, by and among Napo Pharmaceuticals, Inc., Jaguar Health, Inc. and SmartPharma, LLC.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAGUAR HEALTH, INC.

By:	/s/ Karen S. Wright
	Name:	Karen S. Wright
	Title:	Chief Financial Officer

Date: December 10, 2018

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